For Immediate Release
Contact:	Jerry Daly Daly Gray Public Relations jerry@dalygray.com	Dennis Craven Chief Financial Officer dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Lodging Acquires Courtyard by Marriott Houston Medical Center,
197-Room Hotel in Premier Location in One of Nation’s Top Markets

PALM BEACH, Fla., February 6, 2013—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on upscale extended-stay hotels and premium- branded, select-service hotels, today announced that it has acquired the three-year-old Courtyard by Marriott Houston Medical Center hotel in Houston, Texas for $34.75 million. The company funded the acquisition under its secured revolving credit facility.

The eight-story, 197-room hotel, including six suites, is located at 7702 Main Street, adjacent to the world’s largest medical complex, the Texas Medical Center. More than 50 medical organizations, housed in 280 buildings comprising more than 45 million square feet of space on 1,300 acres, treat seven million-plus patients annually. The Texas Medical Center will continue its rampant growth as $7.1 billion of capital investment is planned through 2014. Houston, known as the “Energy Capital of the World,” is the nation’s fifth largest metropolitan area and is home to 26 Fortune 500 companies. The city has seen the highest employment gains in the U. S. for the last six years.

In addition to the Medical Center, the hotel is proximate to Rice University, University of Houston, Texas Southern University, the Houston museum complex comprised of 19 museums, and the 445-acre Hermann Park and Houston Zoo. Less than a mile from the hotel is Reliant Park, North America’s largest and most versatile event venue complex, consisting of Reliant Stadium (Houston Texans), Reliant Center (over 700,000 square feet of exhibit space), Reliant Arena (Houston Livestock Show and Rodeo), and the Reliant Astrodome.

“This is a beautiful, high quality hotel in Houston’s thriving Medical Center area which is forecast to be one of the nation’s top lodging markets in 2013,” said Jeffrey H. Fisher, Chatham’s chief executive officer.  “This property matches up exactly with our strategy of acquiring premium–branded, upscale extended stay and select-service hotels in high demand markets that command high daily rates and revenue. The versatile hotel is perfectly suited for business, leisure and health-care segments. With our Hampton Inn Medical Center hotel right around the corner, we know the market very well and see significant opportunities to maximize revenue and cost efficiencies.”

The hotel, opened in February 2010, features Marriott’s new lobby concept, as well as three meeting rooms comprising approximately 2,000 square feet. Additional amenities include a Zen garden and multiple seating options inside and outside the building that allow guests to stay productive and relaxed. A well-appointed lobby theatre area with contemporary media pods are among some of the options that offer a comfortable space to enjoy a meal from the Bistro Restaurant while watching personal 20-inch, flat-screen, high-definition televisions.

The hotel will be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Fisher.

“We have invested more than $60 million in the last six weeks in two high quality, attractively-priced assets,” commented Peter Willis, chief investment officer. “Our relationships with other owners give us access to properties that others typically do not see. This property, for example, was purchased from an owner from whom we have acquired other top-quality hotels. We have an active pipeline aligned with our investment strategy, which allows us to be selective when making our final investment decisions.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 20 hotels with an aggregate of 2,733 rooms/suites in 11 states and the District of Columbia and holds a minority investment in a joint venture that owns 55 hotels with an aggregate of 7,282 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.